Exhibit 99.1

Supermicro to Hold Virtual-Only Annual Meeting of Stockholders

SAN JOSE, Calif., May 18, 2020 - Super Micro Computer, Inc. (Nasdaq: SMCI), a global leader in enterprise computing, storage, networking solutions and green computing technology, announced today that, due to public health concerns related to COVID-19, it is changing its Annual Meeting of Stockholders (the “Annual Meeting”) to a virtual-only meeting. As previously announced, the meeting will be held on Friday, June 5, 2020 at 2:00 p.m. Pacific Time. Stockholders will not be able to attend the Annual Meeting at a physical location.
Stockholders at the close of business on the record date, April 8, 2020, are invited to attend the virtual-only Annual Meeting. To be admitted to the Annual Meeting, investors will need to visit www.virtualshareholdermeeting.com/SMCI2020 and enter the 16-digit control number included on your Important Notice Regarding the Availability of Proxy Materials, on your proxy card, or on the instructions that accompanied your proxy materials. Guests may join the Annual Meeting in a listen-only mode, and therefore they will not have the option to vote shares or ask questions during the virtual meeting.
Please note that the proxy card and voting instruction form included with previously-distributed proxy materials will not be updated to reflect the change from an in-person meeting to a virtual-only meeting and may be used to vote shares in connection with the virtual-only Annual Meeting.
About Super Micro Computer, Inc.
Supermicro (Nasdaq: SMCI), the leading innovator in high-performance, high-efficiency server technology is a premier provider of advanced server Building Block Solutions® for Data Center, Cloud Computing, Enterprise IT, Hadoop/Big Data, HPC and Embedded Systems worldwide. Supermicro is committed to protecting the environment through its “We Keep IT Green®” initiative and provides customers with the most energy-efficient, environmentally-friendly solutions available on the market.
Supermicro, Building Block Solutions and We Keep IT Green are trademarks and/or registered trademarks of Super Micro Computer, Inc.
All other brands, names and trademarks are the property of their respective owners.

SMCI-F
Investor Relations Contact:
James Kisner
VP, Investor Relations
Super Micro Computer, Inc.
(669) 284-1259

email: ir@supermicro.com